Exhibit 99.2

Frequently Asked Questions & Answers

March 21, 2016

What is the new update for Voltaren® Gel? What has changed?	• Endo has become aware of an expected approval for a competitor’s generic version of Voltaren® Gel (diclofenac sodium topical gel) 1% by the U.S. Food and Drug Administration (FDA).

What are the terms of Endo’s exclusive licensing agreement for Voltaren® Gel?

•    Under Endo’s December 2015 licensing agreement with Novartis AG and Sandoz Inc. (the Agreement), Endo secured exclusive U.S. marketing rights to Voltaren® Gel and the product’s Authorized Generic should Endo opt to commercially launch the Authorized Generic.

•    Endo agreed to pay royalties to Novartis or Sandoz (as designated by Sandoz) on annual net sales of Voltaren® Gel (subject to certain thresholds specified in the Agreement).

•    In addition, Endo agreed to make certain guaranteed minimum annual royalty payments and contingent royalty payments (subject to certain limitations specified in the Agreement) until the market entry of a competitive generic version of Voltaren® Gel.

•    The guaranteed annual minimum royalties due under the Agreement are creditable against royalties based on annual net sales of Voltaren® Gel such that Endo’s obligation is to pay the greater of the minimum royalties and the annual net sales royalties.

•    Endo and Novartis or Sandoz (as designated by Sandoz) will share profits relating to net sales of an Authorized Generic version of Voltaren® Gel as specified in the Agreement. Novartis or Sandoz (as designated by Sandoz) is also eligible to receive a one-time milestone payment of $25 million if annual sales of Voltaren® Gel and the Authorized Generic exceed $300 million.

What were annual sales for Voltaren® Gel in 2015?	• 2015 net revenues: $207.2 million, a 15% year-over-year increase versus 2014. • Endo’s adjusted gross margin for Voltaren® Gel in 2015 was above the Company’s overall adjusted gross margin average.

Frequently Asked Questions & Answers

What assumptions are grounded in Endo’s guidance around a generic to Voltaren® Gel and what is the impact of a generic product launch to the Company’s full year 2016 guidance?

•    Endo’s guidance incorporates a risk-adjusted range of scenarios around potential generic and competitive entrants for select products, including Voltaren® Gel.

•    When Endo provided full year 2016 guidance in February 2016, the Company anticipated that a generic entrant would not materially impact Voltaren® Gel until the end of 2016.

•    In 2015, net revenues for Voltaren® Gel were $207.2 million out of total enterprise revenue of $3.269 billion (approximately 6%).

•    Should a generic entrant for Voltaren® Gel be approved, Endo will provide additional detail regarding the potential financial impact no later than its first quarter 2016 earnings presentation in early May 2016.

When will Endo next comment on 2016 guidance?

•    Should a generic entrant for Voltaren® Gel be approved, Endo will provide additional detail regarding the potential financial impact no later than its first quarter 2016 earnings presentation in early May 2016.

When was the earliest date that another company could launch a generic version of Voltaren® Gel? When is a generic product now expected to launch?

•    The patent exclusivity for Voltaren® Gel expired in October 2010.

•    Endo was aware that a competitive abbreviated new drug application (ANDA) had been filed with the U.S. Food and Drug Administration (FDA); however, because there was no patent exclusivity for Voltaren® Gel at the time of filing, the ANDA did not include a Paragraph IV certification. As with any application on file with the FDA that does not contain a Paragraph IV certification, it is difficult to predict if or when a final approval will be granted.

•    We believe an approval has now been granted to a competitor’s generic version of Voltaren® Gel; however Endo is unable to predict the exact timing or scope of a potential generic launch.

Will Endo launch an Authorized Generic (AG) of Voltaren® Gel? If so, when will that happen?

•    For competitive reasons, Endo cannot comment on the specifics of its commercial strategy.

•    The Company’s current focus is on understanding an approved competitor’s ability to launch a generic version of Voltaren® Gel and, importantly, to sufficiently supply the market with that product.

•    Endo is evaluating all options and is focused on executing a strategy that maximizes the value of Voltaren® Gel.

Frequently Asked Questions & Answers

Do you expect another generic entrant to Voltaren® Gel in the future?	• We are not aware of any other generic Voltaren® Gel products with filings at the FDA.

Does this impact Endo’s pain sales force size, shape or footprint in anyway?	• Endo has no plans to reduce its pain sales force, which has been sized appropriately to support a successful launch of BELBUCA®.

FORWARD LOOKING STATEMENTS

Statements contained in this communication referring to future events or other non-historical facts are forward looking statements reflecting Endo’s current perspective of existing trends and information. If underlying assumptions prove inaccurate or unknown, or unknown risks or uncertainties materialize, actual results could vary materially from Endo’s expectations and projections. Risks and uncertainties include, among other things, the risks and uncertainties described in Endo’s periodic reports filed with the SEC and Canadian securities regulators, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this communication. Endo expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information about Endo is available at www.endo.com or you can contact the Endo Investor Relations Department by calling 484-216-0000.

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